AMENDMENT TO AND RESTATEMENT OF
RESTATED CERTIFICATE OF INCORPORATION
OF CADENCE DESIGN SYSTEMS, INC.
Cadence Design Systems, Inc. (the “Corporation”), a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:
1. The name of the Corporation is Cadence Design Systems, Inc. The Corporation was originally incorporated under the name ECAD, Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 8, 1987.
2. The Restated Certificate of Incorporation of the Corporation, as provided in Exhibit A hereto, incorporates amendments that were duly adopted in accordance with the provisions of Section 242 and Section 245 of the DGCL by the board of directors and the stockholders of the Corporation, and was duly adopted by the board of directors of the Corporation in accordance with the provisions of Section 245 of the DGCL.
3. The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.
IN WITNESS WHEREOF, the undersigned, a duly elected officer of the Corporation, has signed this certificate this 3rd day of May, 2024, and hereby affirms that the filing of this Restated Certificate of Incorporation is the act and deed of Cadence Design Systems, Inc.

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ Karna Nisewaner

Name:	Karna Nisewaner

Title:	General Counsel and Corporate Secretary

    Rev. May. 2024

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION
OF
CADENCE DESIGN SYSTEMS, INC.
ARTICLE I
The name of the corporation is Cadence Design Systems, Inc.
ARTICLE II
The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent in the State of Delaware is The Corporation Trust Company.
ARTICLE III
The purpose of the corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV
The corporation is authorized to issue two (2) classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Six Hundred Million Four Hundred Thousand (600,400,000) shares. Six Hundred Million (600,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01). Four Hundred Thousand (400,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01). As used herein, the term “Common Stock” or “common shares” shall refer to shares of the corporation’s Common Stock and the term “Preferred Stock” shall refer to shares of the corporation’s Preferred Stock.
The Preferred Stock may be issued in one or more series. The Board of Directors of the corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by the laws of the State of Delaware, (i) to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock consistent with the limitations of this Restated Certificate of Incorporation, (ii) to fix the number of shares comprising any such series and the designation thereof, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, and (iii) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series.
400,000 of the authorized shares of Preferred Stock are hereby designated “Series A Junior Participating Preferred Stock.” As used herein, the terms “Series A Preferred Stock” and “Series A Preferred shares” shall refer to the shares of the corporation’s Series A Junior Participating Preferred Stock.

The rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock are as follows:
1.DESIGNATION AND AMOUNT. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A

Preferred Stock shall be 400,000. Such number of shares may be increased or decreased by resolution of the Board of Directors~~;~~; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred Stock.
2.DIVIDENDS AND DISTRIBUTIONS.
(a)Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other stock of the corporation ranking junior to the Series A Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the corporation shall at any time after February 9, 1996, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b)The corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Dividend Payment Date and the next subsequent Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable, when, as and if declared, on such subsequent Dividend Payment Date.
(c)Dividends shall begin to accrue and be cumulative, whether or not earned or declared, on outstanding shares of Series A Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
3.VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a)Subject to the provision for adjustment hereinafter set forth and except as otherwise required by law, each share of Series A Preferred Stock shall entitle the holder thereof to 1000 votes on all matters upon which the holders of the Common Stock of the corporation are entitled to vote. In the event the corporation shall at any time after February 9, 1996, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
(b)Except as otherwise provided herein or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, and except as otherwise required by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.
(c)Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.
4.CERTAIN RESTRICTIONS.
(a)Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not earned or declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the corporation shall not:
(i)Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (as to dividends) to the Series A Preferred Stock;
(ii)Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (as to dividends) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)Redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock or rights, warrants or options to acquire such junior stock;
(iv)Redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(b)The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any share of stock of the corporation unless the corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.
6.LIQUIDATION, DISSOLUTION OR WINDING-UP. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (a) to the holders of the Common Stock or of shares of any other stock of the corporation ranking junior, upon liquidation, dissolution or winding up, to the Series A Preferred Stock unless, prior thereof, the holders of shares of Series A Preferred Stock shall have received $1000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time after February 9, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
7.CONSOLIDATION, MERGER, ETC. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are converted into, exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly converted into, exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted, exchanged or converted. In the event the corporation shall at any time after February 9, 1996, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the conversion, exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
8.NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable from any holder.
9.RANK. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the corporation, junior to all other series of Preferred Stock and senior to the Common Stock.
10. AMENDMENT. If any proposed amendment to this Restated Certificate of Incorporation would alter, change or repeal any of the preferences, powers or special rights given to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely, then the holders of the Series A Preferred Stock shall be entitled to vote separately as a class upon such amendment, and the affirmative vote of two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a class, shall be necessary for the adoption thereof, in addition to such other vote as may be required by the General Corporation Law of the State of Delaware.

ARTICLE V
Stockholders of the corporation holding a majority of the corporation’s outstanding voting stock shall have the power to adopt, amend or repeal the corporation’s Bylaws. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws of the corporation, except as such power may be expressly limited by Bylaws adopted by the stockholders.
ARTICLE VI
Election of Directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
ARTICLE VII
No director or officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director or officer derived an improper personal benefit, (iv) of a director under Section 174 of the General Corporation Law of the State of Delaware, or (v) of an officer in any action by or in the right of the corporation.
Any repeal or modification of the foregoing provisions of this Article VII shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation existing at the time of such repeal or modification. For the purposes of this Article VII, “officer” has the meaning set forth in Section 102(b)(7) of the General Corporation Law of the State of Delaware.
ARTICLE VIII
Any action required or permitted to be taken by stockholders at any annual or special meeting of the stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 228 of the General Corporation Law of Delaware, provided that no such action may be taken except in accordance with the provisions (in each case, as amended from time to time) of each of this Article, the Bylaws of the corporation and applicable law.
1.REQUEST FOR RECORD DATE. The record date for determining the stockholders entitled to consent to a corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article VIII. Any stockholder of record seeking to have the stockholders of the corporation authorize or take corporate action by written consent without a meeting shall, by written notice delivered to the Secretary of the corporation at the principal executive offices of the corporation and signed by holders of record at the time such request is delivered Owning (as defined in Article I, Section 1.13(a)(viii) of the Bylaws of the corporation as amended from time to time) in the aggregate not less than 25% of all outstanding shares of Common Stock entitled to vote on the matter (the “Requisite Percentage”), request the Board of Directors to fix a record date for such consent. Each written request must contain the information set forth in Section 2 of this Article VIII. The Board of Directors shall, by the later of (i) 20 days after the date on which a request is received and (ii) 5 days after delivery to the Secretary of the corporation of any information requested by the corporation to determine the validity of such request or whether the request relates to an action that may be taken by written consent pursuant to this Article VIII, determine the validity of the request and whether the request relates to an action that may be authorized or taken by written consent and, if appropriate, adopt a resolution fixing the record date for such purpose. Such record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If a request has been delivered to the Secretary of the corporation in compliance with this Article VIII but no record date has been fixed by the Board of Directors by the date required by this Section 1, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Secretary of the corporation in the manner described in this Article VIII; provided that if prior action by the Board of Directors is required by applicable law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
2.REQUEST REQUIREMENTS. Any request must be delivered by holders of record Owning at least the Requisite Percentage, who shall not revoke such request and who shall continue to Own in the aggregate not less than the Requisite Percentage through the date of delivery of written consents signed by a sufficient number of stockholders to authorize or take such action, and must contain:
(a)An agreement to solicit consents in accordance with Section 4 of this Article VIII;
(b)A description of the action proposed to be taken by written consent of stockholders;
(c)The text of the proposal(s) (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the Bylaws of the corporation);
(d)Documentary evidence that the requesting stockholders Own in the aggregate not less than the Requisite Percentage;
(e)An agreement by the requesting stockholders to notify the corporation immediately in the case of any disposition prior to the record date set for the action by written consent of any shares of Common Stock Owned of record and an acknowledgment that any such disposition shall be deemed a revocation of such record date request to the extent of such disposition; and
(f)Any such other information and representations, to the extent applicable, required by the corporation’s Bylaws (as amended from time to time) as though such stockholders were proposing to make a nomination or to bring any other item of business before a meeting of stockholders (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended and in effect from time to time (the “Exchange Act”)).
The Board of Directors may require the stockholders submitting a request to furnish other information to determine the validity of the request and whether the request relates to an action that may be taken by written consent pursuant to this Article VIII. In connection with an action or actions proposed to be taken by written consent in accordance with this Article VIII, the stockholders seeking such action or actions shall further update and supplement the information previously provided to the corporation in connection therewith, if necessary, so that the information provided or required to be provided in such request shall be true and correct as of the record date to the same extent as would be required by the advance notice provisions in the Bylaws of the corporation as of the record date for a meeting of stockholders if such action were a nomination or other item of business proposed to be brought before a meeting of stockholders. Any requesting stockholder may revoke a request with respect to such stockholder’s shares at any time by written revocation delivered to the Secretary of the corporation at the principal executive offices of the corporation. If, at any time following such revocation (including any revocation resulting from a disposition of shares), the unrevoked valid requests represent in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the action by written consent.
3.ACTIONS WHICH MAY NOT BE TAKEN BY WRITTEN CONSENT. Stockholders are not entitled to take action by written consent if (a) the record date request for such action does not comply with this Article VIII, (b) such request was made in a manner that involved a violation of Regulation 14A promulgated under the Exchange Act or other applicable law, (c) such request is received by the corporation during the period commencing 90 days before the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (d) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (e) an identical or substantially similar item of business (as determined in good faith by the Board of Directors, a “Similar Item”) was presented at a meeting of stockholders held within 90 days before the record date request for such action is delivered to the Secretary of the corporation, or (f) a Similar Item is included in the corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called to be held within 90 days after the record date request for such action is delivered to the Secretary of the corporation. For the purposes of this Section 3, the election or removal of directors shall be deemed to be a Similar Item with respect to all actions involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors.
4.MANNER OF CONSENT SOLICITATION. Stockholders may take action by written consent only if such consents are solicited by the stockholders seeking to take action by written consent from all holders of Common Stock entitled to vote on the matter in accordance with this Article VIII, the Bylaws of the corporation, and Regulation 14A under the Exchange Act without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Exchange Act and other applicable law.
5.CONSENT REQUIREMENTS.
(a)Every written consent purporting to take or authorize the taking of a corporate action (each such written consent, a “Consent”) shall be signed and delivered in accordance with Section 228 of the General Corporation Law of Delaware. No Consent shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of holders to take action are delivered to the corporation in the manner required by Section 228 of the General Corporation Law of Delaware within 60 days of the first date on which a Consent is so delivered to the corporation. Any person executing a Consent may provide, whether through instruction to an agent or otherwise, that such Consent will be effective at a future time, including a time determined upon the happening of an event, occurring not later than 60 days after such instruction is given or such provision is made, if evidence of the instruction or provision is provided to the corporation. If the person is not a stockholder of record when the consent is executed, the consent shall not be valid unless the person is a stockholder of record as of the record date for determining stockholders entitled to consent to the action. Unless otherwise provided, any such Consent shall be revocable prior to its becoming effective.
(b)Delivery must be made in the manner required by Section 228(c) of the General Corporation Law of Delaware. In the event of the delivery to the corporation of Consents, the Secretary or such other officer of the corporation as the Board of Directors may designate shall provide for the safekeeping of such Consents and any related revocations and shall promptly conduct such review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary or such other officer of the corporation, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given consent; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary or such other officer of the corporation, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consents, and such Inspectors shall discharge the functions of the Secretary or such other officer of the corporation, as the case may be, under this Article VIII. If, after such inspection, the Secretary, such other officer of the corporation or Inspectors, as the case may be, determines that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the inspection required by this section, the Secretary, such other officer of the corporation or Inspectors, as the case may be, may, at the expense of the corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.
6.EFFECTIVENESS OF REQUESTS AND CONSENTS.

(a)Notwithstanding anything in this Restated Certificate of Incorporation to the contrary, no action may be taken by written consent of the stockholders except in accordance with this Article VIII and applicable law.
(b)If the Board of Directors shall determine that any record date request was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article VIII, or any stockholder seeking to authorize or take such action does not otherwise comply with this Article VIII, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law.
(c)No action by written consent without a meeting shall be effective until such date as the Secretary, such other officer of the corporation or Inspectors, as the case may be, certifies to the corporation that the Consents delivered to the Secretary of the corporation in accordance with this Article VIII represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with applicable law and this Article VIII.
7.CHALLENGE TO VALIDITY OF CONSENT. Nothing contained in this Article VIII shall be construed to imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary, such other officer of the corporation or Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).
8.BOARD-SOLICITED STOCKHOLDER ACTION BY WRITTEN CONSENT. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article VIII shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors, and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.
9.DELIVERY TO THE CORPORATION. Whenever this Article VIII requires one or more persons to deliver a document or information to the corporation or the Secretary thereof (including any notice, request, revocation, representation or other document or agreement), the corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested. Notwithstanding the foregoing provisions of this Article VIII, Consents may be documented in writing or by electronic transmission, and may be delivered to the corporation, in any manner expressly permitted by Section 228 of the General Corporation Law of Delaware.
ARTICLE IX
1.DEFINITIONS.
For the purposes of this Article IX and the following Article X:
(a)“Affiliate” and “Associate” have the meanings set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on March 15, 1987.
(b)“Beneficially Owns” has the meaning set forth in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on March 15, 1987.
(c)“Business Combination” means (i) any merger, consolidation, combination or reorganization of the corporation or a Subsidiary with or into a Related Person or of a Related Person with or into the corporation or a Subsidiary, (ii) any sale, lease, exchange, transfer, liquidation or other disposition (in one transaction or a series of transactions), including without limitation, a mortgage or any other security device, of assets of the corporation and/or one or more Subsidiaries (including without limitation any voting securities of a Subsidiary) constituting a Substantial Part of the corporation, to a Related Person, (iii) any sale, lease, exchange, transfer, liquidation or other disposition (in one transaction or a series of transactions), including without limitation, a mortgage or any other security device, of assets of a Related Person (including without limitation any voting securities of a subsidiary of such Related Person) constituting a Substantial Part of such Related Person, to the corporation and/or one or more Subsidiaries, (iv) the issuance or transfer of any securities (other than by way of a pro rata distribution to all shareholders) of the corporation or a Subsidiary to a Related Person which, when aggregated with all prior issuances and transfers to such Related Person of securities of the corporation or such Subsidiary during the preceding 365 days, constitutes five percent (5%) or more of the outstanding class or series of securities of the corporation or such Subsidiary, (v) the acquisition by the corporation or a Subsidiary of any securities issued by a Related Person if, after giving effect thereto, the corporation and its Subsidiaries would own an aggregate of one percent (1%) or more of (A) the outstanding shares of any class or series of any security issued by the Related Person or (B) the outstanding principal amount of any class or series of any debt security issued by the Related Person (for purposes of such calculation, the corporation and its Subsidiaries shall be deemed to own at the time of such calculation any such equity or debt securities of the Related Person that may then or thereafter be acquired (x) upon the exercise of any options, warrants or other rights then owned by the corporation or a Subsidiary or (y) upon the conversion or exchange of any other security then owned by the corporation or a Subsidiary); (vi) any recapitalization or reorganization that would have the effect, directly or indirectly, of increasing the voting power of a Related Person, and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of a Business Combination.
(d)“Continuing Director” means, as to any Related Person, any member of the Board of Directors who (i) is unaffiliated with and is not the Related Person and (ii) was a member of the Board of Directors either on the Effective Date or prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors.
(e)“Disinterested Shares” means, as to any Related Person, shares of Voting Stock held by shareholders other than such Related Person.
(f)“Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the thirty (30) day period immediately preceding and including the date in question of a share of such stock on the Composite Tape for securities listed on the New York Stock Exchange, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty (30) day period preceding and including the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any other quotation reporting system then in general use, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Continuing Directors in good faith, which determination shall be final; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Continuing Directors in good faith, which determination shall be final. In making such determinations, the Board may rely in good faith upon the books of account or other records of the corporation or statements prepared by its officers or by independent accountants or by an appraiser selected with reasonable care by the Board.
(g)“Related Person” means and includes an individual, corporation, partnership or other person or entity, or any group of two or more of any of the foregoing that have agreed to act together, which, together with its or their Affiliates and Associates, Beneficially Owns, in the aggregate, five percent (5%) (the “Threshold Percentage”) or more of the outstanding Voting Stock, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity; provided, however, that the term “Related Person” shall not include any individual, corporation, partnership or other person, entity or group which beneficially owned on March 15, 1987 five percent (5%) or more of the fully diluted capital stock of ECAD, Inc., a California corporation (“Excluded Person”) or any Affiliate or Associate of an Excluded Person.

(h)“Subsidiary” means any corporation in which the corporation owns, directly or indirectly, securities which entitle the corporation to elect a majority of the board of directors of such corporation or which otherwise give to the corporation the power to control such corporation.
(i)“Substantial Part” means more than ten percent (10%) of the fair market value of the total consolidated assets of the corporation in question and its subsidiaries as of the end of its most recent fiscal year ending prior to the time the determination is being made.
(j)“Voting Stock” means all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors of the corporation, and each reference to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the votes entitled to be cast by such shares.
2.VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. Except as otherwise expressly provided in Section 3 of this Article IX, in addition to any affirmative vote required by law or by any other provision of this Restated Certificate of Incorporation, and in addition to any voting rights granted to or held by holders of Preferred Stock, the approval or authorization of any Business Combination shall require (a) the affirmative vote of the holders of not less than a majority of the outstanding shares of Voting Stock, voting together as a single class (the “Voting Requirement”) and (b) the affirmative vote of the holders of a majority of the Disinterested Shares. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any securities exchange or otherwise.
3.EXCEPTIONS.
(a)Section 2 of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as may be required by law, by any voting rights granted to or held by holders of Preferred Stock and by any other provision of this Restated Certificate of Incorporation, if the Business Combination shall have been approved by a majority of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors, it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.
(b)The Voting Requirement of Section 2 of this Article IX shall not be applicable to any particular Business Combination in which shareholders of the corporation, in one or more transactions, are to receive cash, securities or other property in exchange for their shares of capital stock of the corporation, and such Business Combination shall require only such affirmative vote as may be required by law, by any voting rights granted to or held by holders of Preferred Stock and by any other provisions of this Restated Certificate of Incorporation, if all of the following conditions are met:
(i)The aggregate amount of cash plus the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:
(A)(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid or agreed to be paid by the Related Person for any shares of Common Stock acquired by it (1) within the period of two (2) years immediately prior to and including the date of the most recent public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction or series of transactions in which it became a Related Person, whichever is higher, or
(B)the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Related Person became a Related Person (such latter date is referred to as the “Determination Date”), whichever is higher; and
(ii)The aggregate amount of the cash plus the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of shares of any of a particular class or series of outstanding capital stock, other than Common Stock, shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) of this Section 3 shall be required to be met with respect to every class or series of outstanding capital stock other than Common Stock whether or not the Related Person has previously acquired any shares of that particular class or series of capital stock):
(A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid or agreed to be paid by the Related Person for any shares of such class or series of capital stock acquired by it (1) within the period of two (2) years immediately prior to and including the Announcement Date or (2) in the transaction or series of transactions in which it became a Related Person, whichever is higher, or
(B)(if applicable) the redemption price of the shares of such class or series, or if such shares have no redemption price, the highest amount per share which such class or series was entitled to receive upon liquidation, dissolution or winding up of the corporation as of the Announcement Date or the Determination Date, whichever is higher; or
(C)the Fair Market Value per share of such class or series on the Announcement Date or on the Determination Date, whichever is higher; and
(iii)The consideration to be received by holders of a particular class or series of outstanding capital stock (including, without limitation, Common Stock) shall be in cash or in the same form as the Related Person has previously paid for shares of such class or series of capital stock. If the Related Person has paid for shares of any class or series of capital stock with varying forms of consideration, the form of consideration for such class or series of capital stock shall be either cash or the form used to acquire the largest number of shares of such class or series of capital stock previously acquired by the Related Person; and
(iv)The Business Combination is approved by the affirmative vote of the holders of a majority of the Disinterested Shares. The price determined in accordance with paragraph (b)(i) and (b)(ii) of this Section 3 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.
4.DETERMINATION OF COMPLIANCE.
A majority of the total number of Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX, including, without limitation: (a) whether a person is a Related Person, (b) the number of shares of capital stock a person Beneficially Owns, (c) whether a person is an Affiliate or Associate of another, (d) whether the applicable conditions set forth in paragraph (b) of Section 3 of this Article IX have been met with respect to any Business Combination, and (e) whether the proposed transaction is a Business Combination. A majority of the Continuing Directors shall have the further power to interpret all of the other terms and provisions of this Article IX.
ARTICLE X
In addition to any affirmative vote required by applicable law and any voting rights granted to or held by the holders of Preferred Stock, any alteration, amendment, repeal or rescission (any “Change”) of Article IX or this Article X of this Restated Certificate of Incorporation must be approved either (i) by a majority of the authorized number of directors and, if one or more Related Persons exist, by a majority of the directors who are Continuing Directors with respect to all Related Persons, or (ii) by the affirmative vote of the holders of not less than a majority of the outstanding Voting Stock of the corporation and, if the Change is proposed by or on behalf of a Related Person or a director affiliated with a Related Person, by the affirmative vote of the holders of a majority of the Disinterested Shares. Subject to the foregoing, the corporation reserves the right to amend, alter, repeal or rescind any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law.